NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 31, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 19, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between International Securities Exchange Holdings, Inc. and Ivan Acquisition Co. a indirect wholly-owned subsidiary of Eurex Frankfurt AG which is jointly indirectly owned by Deutsche Börse AG and SWX Swiss Exchange became effective on December 19, 2007. Each share of Class A Common Stock of International Securities Exchange Holdings, Inc. was converted into $67.50 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 20, 2007.